Exhibit 19

Business Management System Policy	Document No: JJ-LG-PL-9020-JJ	Page: 1 of #NUM_PAGES#
Insider Trading	Effective Date: 14-NOV-2024	Rev. No: 3
Issuing Process: Legal	Process Owner: Global Legal Process Owner

1.0PURPOSE:
To establish criteria with respect to the purchase and sale of the securities of Jacobs Solutions Inc. (the Company) and the handling of confidential information about the Company and the companies with which the Company does business.
2.0SCOPE OF APPLICATION:
2.1Processes:
2.1.1Processes: Business Development (BD)/Sales; Project Management; Engineering and Technical Services (E&TS);Procurement; Global Field Services (GFS); Project Controls; Human Resources (HR); Health, Safety, and Environment (HSE); Accounting; Finance; Quality; Information Technology (IT); Global Security and Resilience (GS&R); Legal; Ethics and Compliance; Risk; Sustainability; Records and Information Management (RIM); Internal Audit; Mergers and Acquisitions.
2.1.2Sub-processes: None.
2.2Individuals/Organizations:
2.2.1Internal: All Jacobs Personnel (as defined below).
2.2.2External:
a.Relatives as defined in Section 4.
b.Entities influenced or controlled by a person described in Section 2.2.1, including any corporations, partnerships, or trusts (collectively referred to as Controlled Entities).
c.Any other entities or persons that the Company determines should be subject to this Policy, such as contractors or consultants who have access to material non-public information.
2.3Exclusions: None. There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempted from this Policy. The applicable laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
3.0REFERENCES:
3.1The Securities Exchange Act of 1934, as amended (U.S.) (the Exchange Act).
4.0DEFINITIONS:
4.1Restricted Person:

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All rights reserved. The contents of this document are proprietary and produced for the exclusive benefit of Jacobs and its affiliated companies. No part of this document may be reproduced, stored in a retrieval system, or transmitted, in any form or by any means, electronic, mechanical, photocopying, recording, or otherwise, without the prior written approval of Jacobs.

The applicable version of this document resides in the Business Management System (BMS). All copies are considered to be uncontrolled.

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4.1.1any Insider (as defined in Section 8.2, as updated by the General Counsel from time to time), other than (i) any employee included in such list solely because such employee has access to the consolidated General Ledger in Oracle, and (ii) any Senior Vice President (SVP) included on the Insider list solely because such person has an SVP title; and
4.1.2any other person designated by the General Counsel.
4.2Jacobs Personnel: All full- and part-time officers and employees of the Company or any affiliate or subsidiary of the Company, all members of the Company’s Board of Directors, as well as personnel identified as contract employees, independent contractors, agency workers, or anyone else with whom Jacobs is in an employer-employee or principal-agent relationship. Jacobs Personnel include persons employed by a Joint Venture or a Jointly Owned Enterprise in which the Company has a majority interest or managerial control.
4.3Material Information: Information is considered material if a reasonable investor would consider that information important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company’s or another company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that should carefully be considered to determine whether they are material include the following:
•Projections of future earnings or losses, or other earnings guidance.
•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance.
•A pending or proposed merger, acquisition, divestiture or tender offer.
•A pending or proposed acquisition or disposition of a significant asset.
•A pending or proposed Joint Venture.
•Award or cancellation of a significant project.
•A company restructuring.
•Significant related party transactions.
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities.
•Bank borrowings or other financing transactions out of the ordinary course.
•The establishment or modification of a repurchase program for Company Securities.
•A change in the Company’s pricing or cost structure.
•Major marketing changes.
•A change in senior management.
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•A change in auditors or notification that the auditor’s reports may no longer be relied upon.
•Development of a significant new business, process, or service.
•Pending or threatened significant litigation or governmental investigation, or material developments in such litigation or investigation.
•Cybersecurity risks and incidents, including vulnerabilities and breaches.
•Impending bankruptcy or the existence of severe liquidity problems.
•The gain or loss of a significant customer or supplier.
•The contents of any forthcoming publications that may affect the market price of Company Securities or a material change in a credit rating by a rating agency.
•The imposition of a ban on trading in Company Securities or the securities of another company.
4.4Public Information: Information that has not been disclosed to the public is generally considered to be non-public information. To establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape”; newswire services; a broadcast on widely available radio, television, or webcast programs; publication in a widely available newspaper, magazine, or news website; or public disclosure documents filed with or furnished to the United States Securities and Exchange Commission (SEC) that are available on the SEC’s website.
Note: Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until two trading days after the information is released. If, for example, the Company were to make an announcement on a Tuesday before the securities markets open in the U.S., you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.
4.5Relative: A Relative means a spouse, domestic partner, child, child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, in-laws, and anyone else who lives in household of a person to whom this Policy applies. Relative also includes persons who do not live in the household of a person to whom this Policy applies but whose transactions in Company Securities are directed by or are subject to influence or control by a person to whom this Policy applies, such as parents or children.
5.0INTRODUCTION:
Jacobs is committed to conducting business in compliance with applicable securities laws. Applicable securities laws prohibit trading in securities while in possession of material non-public information or passing
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material non-public information on to others. This policy provides guidance to Jacobs Personnel with respect to transactions in Company Securities and the securities of companies with which Jacobs does business.
6.0POLICY:
6.1No Jacobs Personnel (or any other person designated by this Policy or by the General Counsel as subject to this Policy) who is aware of material non-public information relating to the Company will, directly, or indirectly through Relatives or other persons or entities:
▪Engage in transactions in Company Securities, except as otherwise specified in this Policy under Transactions Under Company Plans (Section 8.1.5), Transactions Not Involving a Purchase or Sale (Section 8.1.6), and Rule 10b5-1 Plans (Section 6.6).
▪Recommend the purchase, holding or sale of any Company Securities.
▪Disclose material non-public information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors, and expert consulting firms, unless any such disclosure has been approved by the General Counsel.
▪Assist anyone engaged in the activities described in this section.
6.1.1In addition, no Jacobs Personnel (or any other person designated by this Policy or by the General Counsel as subject to this Policy) who, in the course of working for the Company, learns of material non-public information about another public company, including a customer or supplier of the Company, whether located inside or outside the United States, will (a) trade in the securities of such company, (b) “tip” or disclose such material nonpublic information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other company.
6.2Short Sales: Short sales of Company Securities (the sale of a security that the seller does not own) or other economically equivalent transactions may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. In addition, Section 16(c) of the Exchange Act, as amended, prohibits officers and directors from engaging in short sales (short sales arising from certain types of hedging transactions are governed by Section 6.5.4(d), Hedging Transactions). For these reasons, it is also a violation of Company policy for Jacobs Personnel to short sell any Company Securities.
6.3Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material non-public information. Each individual is responsible for making sure that he or she complies with this Policy and
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that any Relative or entity under such individual’s control whose transactions are subject to this Policy also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, the General Counsel, or any of its other employees or directors pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Failure to fulfill ethical and legal obligations could result in severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described in more detail in Section 6.9, Consequences of Violations. Further, although not all Jacobs Personnel are prohibited from engaging in the types of transactions and arrangements described in Sections 6.5.2 and 6.5.4, these transactions and arrangements may lead to inadvertent violations of insider trading laws. Therefore, all Jacobs Personnel are strongly discouraged from entering into speculative transactions and other arrangements of the nature described in Sections 6.5.2 and 6.5.4.
6.4Administration of the Policy. The Policy shall be administered by the General Counsel; in such person’s absence, the Vice President of Corporate/Securities or another employee designated by the General Counsel shall be responsible for administration of this Policy. All determinations and interpretations by the General Counsel or his or her designee shall be final and not subject to further review. The General Counsel shall consult with the Chief Financial Officer with respect to any trading or pre-clearance of any Insider.
6.5Additional Requirements and Prohibitions for Insiders. There is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Insiders subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that Insiders must follow the requirements described in Sections 6.5.2 and 6.5.3. In addition, Restricted Persons must also follow the requirements described in Section 6.5.1 and must not engage in any of the transactions described in Section 6.5.4.
6.5.1Pre-clearance for Restricted Persons
a.Restricted Persons, as well as the Relatives and Controlled Entities of such persons, will not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the General Counsel and Chief Financial Officer. A request for pre-clearance should confirm that the trading person is not in possession of material non-public information and be submitted to the General Counsel and Chief Financial Officer at least 2 business days in advance of the proposed transaction. Neither the General Counsel nor Chief Financial Officer is under any obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction. With respect to any request for pre-clearance of transactions in Company Securities by the General Counsel or
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the Chief Financial Officer, or if either is unavailable to respond to a pre-clearance request within 2 business days, the Chief Executive Officer will substitute for the Chief Financial Officer and the Vice President of Corporate/Securities will substitute for the General Counsel.
b.When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material non-public information about the Company or any company with which the Company does business and should describe fully those circumstances to the General Counsel and Chief Financial Officer.
c.Under no circumstance may a person trade while aware of material non-public information about the Company, even if pre-clearance is granted. Thus, if you become aware of material non-public information after receiving pre-clearance, but before the trade has been executed, you must not effect the pre-cleared transaction. The Company’s approval of any particular transaction under this pre-clearance procedure does not insulate any Restricted Person from liability under federal or state laws. Under the law, the ultimate responsibility for determining whether an individual is aware of material non-public information about the Company rests with that individual in all cases.
d.If the requestor is an executive Officer for purposes of Section 16 of the Exchange Act, the requestor must indicate whether he or she has affected any non-exempt “opposite way” transactions within the past 6 months. Such persons should be prepared to report the proposed transaction on an appropriate SEC Form 4 (Statement of Changes of Beneficial Ownership of Securities) or Form 5 (Annual Statement of Changes in Beneficial Ownership of Securities. The requestor should also be prepared to comply with SEC Rule 144 and file SEC Form 144 (Notice of Proposed Sale of Securities Pursuant to Rule 144 Under the Securities Act of 1933), if necessary, at the time of any sale.
6.5.2Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described in Section 6.6) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Insider is in possession of material non-public information. The Company therefore discourages Insiders from placing standing or limit orders on Company Securities. If an Insider determines that he or she must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures noted in this section.
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6.5.3Blackout Periods for Insiders
a.Quarterly Trading Restrictions: Insiders, as well as their Relatives and Controlled Entities, will not conduct any transactions involving the Company’s Securities (other than as specified by this Policy) during a Blackout Period beginning at the close of the trading day in the U.S. on the day that is 21 days prior to the last day of each fiscal quarter and ending two full trading days following the date of the public release of the Company’s earnings results for that quarter (for example, for a fiscal period ending on December 31, the Blackout Period will start at the close of the trading day in the U.S. on December 10 and, if earnings are announced before trading commences on the following February 8, it will end after the market closes in the U.S. on February 9). In other words, these persons may only conduct transactions in Company Securities during the open trading period beginning on the second business day following the public release of the Company’s quarterly earnings (exclusive of the day of the announcement) and ending on the day 22nd day prior to the end of the current fiscal quarter.
Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the General Counsel and Chief Financial Officer conclude that the person does not in fact possess material non-public information. Insiders wishing to trade during a Blackout Period, including Insiders desiring to enroll in the ESPP, make any changes in their elections under the ESPP or sell any Company stock acquired under the ESPP during a Blackout Period, must contact the General Counsel and Chief Financial Officer for pre-clearance approval at least 3 business days in advance of any proposed transaction involving Company Securities.
b.Event Specific Trading Restriction Periods: From time to time, an event may occur that is material to the Company and is known by only a few Jacobs Personnel. So long as the event remains material and non-public, the persons designated by the General Counsel may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the General Counsel, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described in Section 6.5.3(a). In any of the foregoing situations, the General Counsel may notify these persons that they should not trade in the Company’s Securities without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole and should not be communicated to any other person. Even if the General Counsel has not designated you as a person who should not trade due to an event-specific
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restriction, you should not trade if you are aware of material non-public information.
c.Exceptions: The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described below in Transactions Under Company Plans (Section 8.1.5) and Transactions Not Involving a Purchase or Sale (Section 8.1.6). Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described in Rule 10b5-1 Plans (Section 6.6).
It is important to remember that trading in Company Securities outside of a Blackout Period or event-specific trading restriction should not be considered a “safe harbor” – individuals must still refrain from trading at any time they are in possession of material non-public information.
6.5.4Additional Restrictions Applicable to Restricted Persons
a.Short-term Trading: Short-term trading of Company Securities may be distracting to a person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Restricted Person who purchases Company Securities in the open market may not sell any Company Securities of the same class during the 6 months following the purchase. Conversely, a Restricted Person who sells Company Securities in the open market may not purchase Company Securities of the same class during the 6 months following the sale. Purchases through the ESPP or the receipt of Company Securities upon the vesting of equity awards are not considered open market purchases for the purpose of this section.
b.Publicly Traded Options: Given the relatively short term of publicly traded options, transactions in options may create the appearance that a Restricted Person is trading based on material non-public information and focus a Restricted Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, by a Restricted Person are prohibited by this Policy (option positions arising from certain types of hedging transactions are governed by Section 6.5.4(c), Hedging Transactions).
c.Hedging Transactions: Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a Restricted Person to continue to own Company Securities obtained
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through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Restricted Person may no longer have the same objectives as the Company’s other shareholders. Therefore, Restricted Persons are prohibited from engaging in any such transactions.
d.Margin Accounts and Pledged Securities: Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company Securities, Restricted Persons are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan (pledges of Company Securities arising from certain types of hedging transactions are governed by Section 6.5.4(c), Hedging Transactions).
e.In limited circumstances, a waiver of the restrictions provided in this Section 6.5.4 may be granted by the General Counsel and Chief Financial Officer but only if the requestor has confirmed in writing to the General Counsel and Chief Financial Officer that he or she is not aware of any material non-public information about the Company or any company with which the Company does business.
6.6Rule 10b5-1 Plans
6.6.1Rule 10b5-1 under the Exchange Act, as it may be amended from time to time (Rule 10b5-1), provides a defense from insider trading liability under Rule 10b-5. To be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5-1 (a Rule 10b5-1 Plan). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be documented in writing and entered into at a time when the person entering into the plan is not aware of material non-public information. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the General Counsel and Chief Financial Officer prior to being entered into and comply with applicable federal and state laws, including Rule 10b5-1. Any person seeking to enter into a Rule 10b5-1 Plan must certify in writing that, on the date of adoption of the plan, such person (a) is not in the possession of, or aware of, material non-public information, (b) has complied with all requirements of this Policy and Rule 10b5-1 and (c) is adopting the plan in good faith and not as part of a plan or schedule to evade the prohibitions of the Exchange Act. One of the factors that the General Counsel and Chief
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Financial Officer may consider in determining whether to approve a Rule 10b5-1 Plan is compliance with the Company’s applicable minimum stock ownership guidelines. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. The plan must specify the amount, pricing, and timing of transactions in advance.
6.6.2Any Rule 10b5-1 Plan must be submitted for approval 5 business days prior to the entry into the Rule 10b5-1 Plan and must otherwise comply with all applicable SEC regulations and requirements governing such plans. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
6.6.3Any modification or termination of a Rule 10b5-1 Plan previously approved by the General Counsel and Chief Financial Officer will require approval by the General Counsel and Chief Financial Officer. The General Counsel and Chief Financial Officer may require as a condition to such approval that the modification or termination occur during an open trading window and that the person re-certify that they are not aware of material non-public information.
6.6.4The acceptance by the General Counsel and Chief Financial Officer of a Rule 10b5-1 Plan does not, however, mean that it automatically meets the requirements of Rule 10b5-1 or that persons adopting such plan will be insulated from insider trading liability; it is the responsibility of the individual to ensure compliance with insider trading laws and regulations, including Rule 10b5-1.
6.7Post-Termination Transactions. This Policy continues to apply to transactions in Company Securities by the persons specified in Section 2.2 even after termination of service to the Company by a Jacobs Personnel. If an individual is in possession of material non-public information when his or her service terminates, the persons specified in Section 2.2 will not trade in Company Securities until that information has become public or is no longer material. The pre-clearance requirements specified in Section 6.5, Additional Requirements and Prohibitions for Insiders, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions that are in effect at the time of the termination of service.
6.8Transactions by the Company. The Company is also prohibited from trading in securities of the Company or other companies with which the Company does business in violation of applicable federal or state insider trading laws.
6.9Consequences of Violations.
6.9.1The purchase or sale of securities while aware of material non-public information, or the disclosure of material non-public information to others who then trade in the Company’s Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. criminal authorities, and state enforcement authorities as well as under the laws of foreign jurisdictions. Punishment for insider trading violations is severe and could include significant
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fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
6.9.2In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions and disciplinary action, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. A violation of law or even an SEC investigation that does not result in prosecution can tarnish a person’s reputation and irreparably damage a career.
6.10Questions or Reporting Suspected Violations: Jacobs has an open-door policy for all employees and encourages open communication, feedback, and discussion. Employees are expected to proactively seek interpretations or advice on the best course of action. If you have questions regarding this Policy or securities laws generally, please contact the General Counsel or the Vice President of Corporate/Securities. Suspected violations must be reported, and employees have many ways to do so. Jacobs Personnel may contact their supervisors, Human Resources, the Legal Department or the Ethics and Compliance Department directly or at compliance@jacobs.com or through the Jacobs Integrity Hotline at integrity.jacobs.com or at telephone number +1(844) 543-8351 or askaquestion@jacobs.com.
Reports of misconduct will be investigated and employee cooperation in investigations is required. Failure to report a violation of this Policy will be treated as a violation. Retaliation against anyone who reports a potential violation of this Policy in good faith is prohibited and will not be tolerated. No one will be reprimanded, or otherwise punished, for raising questions in good faith related to any transaction or potential concern. Nothing in this policy limits your right to report matters to a government entity, including the SEC. Throughout any internal investigations, Jacobs will maintain confidentiality, to the extent possible, based on its legal and ethical responsibilities.
7.0DESCRIPTION OF REVISIONS:

Rev #	Date	Reason for Changes
0	01-Oct-19	Initial release.
1	01-Oct-22	Updated.
2	12-Feb-24	Updated.
3	14-NOV-2024	Updates to various sections Updated and aligned to new company structure and BMS Template
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8.0FIGURES, TABLES, AND OTHER ATTACHMENTS:
8.1Transactions Subject to this Policy
8.1.1Company Securities. This Policy applies to transactions in the securities of the Company and its subsidiaries (collectively referred to in this Policy as Company Securities), whether beneficially held directly or through a 401(k) account, brokerage account or through another third party, including (but not limited to) common stock, options to purchase common stock, or any other type of securities that the Company or any of its subsidiaries may issue, such as preferred stock, convertible debentures, bonds and warrants, as well as derivative securities that are not issued by the Company, such as exchange traded put or call options or swaps relating to the Company Securities.
8.1.2Other companies where the Company’s personnel have material non-public information. This Policy also applies to transactions in the securities of a company by a person who, in the course of working for the Company, learns of material non-public information about that company.
8.1.3Transactions by Relatives and Others. This Policy applies to transactions by a Relative of any person who is subject to this Policy as if the transaction was undertaken by that person on their own account. Persons subject to this Policy should make their Relatives aware of the application of this Policy and for the need for Relatives to advise should they intend to undertake a transaction. This Policy does not, however, apply to personal securities transactions of Relatives where the purchase or sale decision is made by a third party not controlled by, influenced by, or related to you or your Relatives.
8.1.4Transactions by Entities that You Influence or Control. This Policy applies to transactions by any entities influenced or controlled by a person who is subject to this Policy, including any corporations, partnerships, or trusts (collectively referred to as Controlled Entities).
8.1.5Transactions under Company Plans
a.Employee Stock Options: This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s equity incentive plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an employee stock option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. This Policy also applies to the subsequent sale of stock received in connection with the exercise of a stock option.
b.Restricted Stock Awards and Restricted Stock Units: This Policy does not apply to the vesting of restricted stock awards or restricted stock units, or
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the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock or the shares of stock received in connection with the vesting of restricted stock units.
c.Employee Stock Purchase Plan: This Policy does not apply to purchases of Company Securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. However, electing to enroll in the ESPP, making any changes in your elections under the ESPP and selling any Company Securities purchased pursuant to the ESPP are subject to this Policy.
8.1.6Transactions not Involving a Purchase or Sale. Bona fide gifts are not transactions subject to this Policy unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the officer, employee, or director is aware of material non-public information, or the person making the gift is subject to the trading restrictions specified in Section 6.5, Additional Requirements and Prohibitions for Insiders, and the sales by the recipient of the Company Securities occur during a blackout period.
8.2Insiders
This section and Annex A may be revised without triggering a review of all sections of the Insider Trading Policy at the authority of the following: General Counsel and Chief Financial Officer. All other revisions to this Policy require General Counsel, Chief Executive Officer, and Chief Financial Officer approval. At the discretion of the General Counsel, approvals from the Nominating and Governance Committee of the Board of Directors or the Board of Directors may also be obtained. The General Counsel and Chief Financial Officer shall also have the authority to remove the Insider or Restricted Person designation from an individual in their sole discretion.
The persons holding the job titles and/or functions listed in Annex A are deemed to be Insiders for purposes of the Policy.

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